Exhibit 4.12
AMENDMENT AGREEMENT dated as of November 4, 2010 (this “Amendment n°3”), to the USD 200,000,000 Revolving Credit Agreement dated as of February 7, 2007 as amended prior to the date hereof (as in effect immediately prior to the Effective Date (as defined below)) (the “Credit Agreement”) between COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS, a société anonyme incorporated under the laws of France whose registered office is Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris, France and registered under number 969 202 241 RCS Paris as Borrower, NATIXIS as Mandated Lead Arranger and Facility Agent, CREDIT SUISSE AG (formerly known as Credit Suisse) as Collateral Agent, BNP PARIBAS, CRÉDIT MUTUEL-CIC, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (previously known as Calyon), KBC and SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANK as Lead Arrangers and NATIXIS, BNP PARIBAS, SOCIÉTÉ GÉNÉRALE, CRÉDIT MUTUEL — CIC, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and KBC as Lenders (as defined in the Credit Agreement).
WHEREAS, pursuant to the Credit Agreement, the Lenders have made credit available to the Borrower.
WHEREAS, the Borrower has requested, and all the Lenders have agreed, that the Credit Agreement should be amended and modified as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, including as set out in Section 4 hereto, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Interpretation and Defined Terms.
Capitalised terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, unless otherwise provided or the context requires otherwise. Section 1.02 (Terms Generally) of the Credit Agreement is incorporated in this letter as if fully set out in it and as if references in that clause to “this Agreement” were references to the Credit Agreement as amended by this Amendment n°3.
SECTION 2. Amendments of the Credit Agreement.
(a)	As of the Effective Date (as defined below), the Credit Agreement shall be amended as set out in the Schedule to this Amendment n°3.

(b)	For the avoidance of doubt, (i) all Revolving Credit Commitments in effect under the Credit Agreement immediately prior to the Effective Date shall continue in effect after the Effective Date under the Credit Agreement as amended by this Amendment n°3 and (ii) all Loans outstanding under the Credit Agreement immediately prior to the Effective Date shall continue to be outstanding under the Credit Agreement as amended by this Amendment n°3, and (iii) from the Effective Date, the Credit Agreement, as amended by this Amendment n°3, will govern the rights and obligations of the Borrower, the Lenders, the Mandated Lead Arranger, the Facility Agent, the Lead Arrangers and the Collateral Agent.

SECTION 3. Representations and Warranties.
To induce the other parties hereto to enter into this Amendment n°3, the Borrower hereby represents and warrants to each of the Lenders, the Facility Agent and the Collateral Agent that, at the time of and after giving effect to this Amendment n°3:
(a)	This Amendment n°3 has been duly authorised, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations;

(b)	Save as disclosed in filing or submissions made to the Federal Communications Commission, the United States Securities and Exchange Commission or the Autorité des Marchés Financiers and publicly available, the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects at and as of the Effective Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, as if references in Article III of the Credit Agreement to “the Finance Documents” were instead to the Amendment n°3; and

(c)	No Default or Event of Default has occurred and is continuing.
SECTION 4. Amendment Fee.
The Borrower hereby agrees to pay, for the account of each Lender that executes and delivers a counterpart of this Amendment n°3, to the Facility Agent at or prior to 7p.m. on November 4th, 2010 (the “Delivery Time”), a fee (the “Amendment Fee”) in an amount equal to 0.75% of the outstanding Commitments at such time of such Lender. The Amendment Fee shall be payable in immediately available funds promptly upon, and subject to the occurrence of, the Effective Date, as defined below.
SECTION 5. Effective Date.
This Amendment n°3 shall become effective as of the time and date (the “Effective Date”) on which the following conditions are satisfied:
(a)	The Facility Agent shall have received execution copies of this Amendment n°3 that, bear the signatures of the Borrower, the Lenders, the Mandated Lead Arranger, the Facility Agent, the Lead Arrangers and the Collateral Agent;

(b)	The Facility Agent shall have received, on behalf of itself and each of the Lenders, favorable legal opinions from (i) Linklaters Paris, counsel to the Borrower, under the laws of France as to capacity and authority of the Borrower and due execution by the Borrower of the Amendment n°3 dated the Effective Date, and in form and substance satisfactory to the Facility Agent, in its reasonable opinion, and the Borrower hereby agrees to request such counsel to deliver such opinion and (ii) Bredin Prat, counsel to the Lenders, under the laws of France as to the validity and enforceability of the Amendment n°3 dated the Effective Date, and in form and substance satisfactory to the Facility Agent, in its reasonable opinion;

(c)	the Facility Agent shall have received (i) a copy of the articles of association (statuts) of the Borrower and certified by one of its Responsible Officer, and a original copy of an Extrait kbis of the Borrower dated no more than 15 days old; (ii) a certificate of a Responsible Officer of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the articles of association (statuts) of the Borrower, as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of extract of resolutions duly adopted by the Board of Directors of the Borrower, authorizing the execution, delivery and performance of this Amendment n°3 and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) specimen signature of each Responsible Officer or other authorized agent and attorney-in-fact executing any Finance Document or any other document delivered in connection herewith on behalf of the Borrower where not already held by the Agent; and (iii) such other documents as the Lenders or the Facility Agent may reasonably request;

(d)	the Facility Agent shall have received an original copy of a TEG letter signed by it and the Borrower; and

(e)	the Facility Agent shall have received evidence of the payment of all fees and other amounts due and payable under Section 4 (Amendment Fee) and Section 9 (Costs and Expenses) on or prior to the Effective Date.
The Facility Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 6. Additional Agreements.
Within 60 days following the Effective Date, the Borrower shall deliver to the Collateral Agent:
(a)	a deed of confirmation of security in relation to the Memorandum of Deposit (Shares) dated February 11, 2009 between CGGVeritas Services Holding B.V. . and the Collateral Agent (the “Australian Security Document”) confirming that the security represented by the Australian Security Document continues in full force and effect notwithstanding the amendments to the Credit Agreement made pursuant to this Amendment n°3; and

(b)	a deed of confirmation of security issued by CGGVeritas Services Holding BV and the Borrower in relation to the Share Pledge Agreement dated February 7, 2007 between the Borrower and Credit Suisse in respect of shares in Exploration Resources AS (now known as CGGVeritas Services Norway AS) and the Share Pledge Agreement entered into between CGG Services Holding BV and Credit Suisse dated September 18, 2009 in respect of shares in CGGVeritas Services Norway AS, in each case confirming that the security represented by such agreements continues in full force and effect notwithstanding the amendments to the Credit Agreement made pursuant to this Amendment n°3.
SECTION 7. Reaffirmation.
The Borrower hereby (a) agrees that, notwithstanding the effectiveness of this Amendment n°3 or the Credit Agreement as amended by this Amendment n°3, the Security Documents continue to be in full force and effect and (b) affirms and confirms its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure such Obligations, all as provided in the Security Agreements as originally executed, and acknowledges and agrees that such guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement as amended by this Amendment n°3.
SECTION 8. No Novation.
Neither this Amendment n°3 nor the effectiveness of the Credit Agreement, as amended by this Amendment n°3, shall extinguish the Obligations for the payment of money outstanding under the Credit Agreement or discharge or release the lien or priority of any Finance Document or any other security thereof or any guarantee thereof, and the liens and security interests existing immediately prior to the Effective Date in favour of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as expressly modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Amendment n°3, the Credit Agreement as amended by this Amendment n°3 or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Credit Agreement or under any Finance Document from any of its obligations and liabilities thereunder, and such obligations are in all respects continuing with only the terms being modified as provided in this Amendment n°3 and in the Credit Agreement as amended by this Amendment n°3. The Credit Agreement and each of the other Finance Documents shall remain in full force and effect, until and except as modified hereby.
SECTION 9. Costs and Expenses.
The Borrower undertakes that, within 5 Business Days of demand, it will pay or procure payment of all costs, expenses (including legal fees) and any other amounts reasonably incurred by any Finance Party in connection with the preparation, negotiation and execution of this Amendment n°3 and any related documentation.
SECTION 10. Miscellaneous.
(a)	This Amendment n°3 is a Finance Document for the purposes of the Credit Agreement.

(b)	Save as expressly set out herein, this Amendment n°3 will not (and will not be deemed to) be a consent, agreement or waiver in respect of any provision, term or condition of the Finance Documents. The terms of the Finance Documents are confirmed by the parties to this letter and, save as expressly modified by this Amendment n°3, shall remain in full force and effect.

(c)	The terms of this Amendment n°3 are strictly without prejudice to the rights, powers and discretions of the Finance Parties under the Finance Documents.

(d)	The provisions of Section 9.01 (Notices) shall be incorporated into this Amendment n°3 as if set full in this Amendment n°3 and as if references in those clauses to “this Agreement” are references to this Amendment n°3.
SECTION 11. Applicable Law.
This Amendment n°3 is governed by French law. The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment n°3 (including a dispute regarding the existence, validity or termination of this Amendment n°3) (a “Dispute”). This Section is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance

Parties may take concurrent proceedings in any number of jurisdictions.
SECTION 12. Headings.
The headings of this Amendment n°3 are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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     This Amendment n°3 has been entered into on the date stated at the beginning of this Amendment n°3.
Compagnie Générale de Géophysique — Véritas, as Borrower

By:	/s/ stephane-paul frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer

	Commit-		Commit-
	ment		ment
LENDERS	(%)	LENDERS	(%)
Natixis	22,5	BNP Paribas	22,5

By:	/s/ Brigitte POGGI	By:	/s/ Brigitte POGGI
Name:	Brigitte Poggi	Name:	Brigitte Poggi
Title:	Director	Title:	Director

By:	/s/ arnaud stevens	By:	/s/ arnaud stevens

Name:	Arnaud Stevens	Name:	Arnaud Stevens
Title:	Managing Director	Title:	Managing Director

Société Générale	22,5	Crédit Mutuel-CIC (acting through Crédit Industriel et Commercial)	12,5

By:	/s/ Brigitte POGGI	By:	/s/ Brigitte POGGI
Name:	Brigitte Poggi	Name:	Brigitte Poggi
Title:	Director	Title:	Director

By:	/s/ arnaud stevens	By:	/s/ arnaud stevens

Name:	Arnaud Stevens	Name:	Arnaud Stevens
Title:	Managing Director:	Title:	Managing Director:

	Commit-		Commit-
	ment		ment
LENDERS	(%)	LENDERS	(%)
Calyon	10	KBC	10

By:	/s/ Brigitte POGGI	By:	/s/ Brigitte POGGI
Name:	Brigitte Poggi	Name:	Brigitte Poggi
Title:	Director	Title:	Director

By:	/s/ arnaud stevens	By:	/s/ arnaud stevens

Name:	Arnaud Stevens	Name:	Arnaud Stevens
Title:	Managing Director	Title:	Managing Director

APPENDIX A
1. Revolving Credit Maturity Date Extension
The definition of “Revolving Credit Maturity Date” in Article I (Definitions) — Section 1.01 (Defined Terms) shall be deleted in its entirety, and be replaced as follows:
““Revolving Credit Maturity Date” shall mean February 7, 2014””
2. Applicable Percentage and Commitment
(a) Applicable Percentage:
The definition of “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended by the addition of the following table applicable to any Interest Periods commencing on or after the Supplemental Agreement Date only:

Margin applicable to any Interest
Periods commencing on or after the
Corporate Ratings of the Borrower	Supplemental Agreement Date
Category 3	2.75%

BB+ or better by S&P and Ba1 or better by Moody’s

Category 2
BB by S&P and Ba2 by Moody’s, or	3.00%

BB+ or better by S&P and Ba2 by Moody’s; BB by S&P and Ba1 or better by Moody’s

Category 1	3.25%
Other ratings
(b) Commitment Fee:
The definition of “Commitment Fee” in Section 1.01 of Article I of the Credit Agreement shall be deleted in its entirety and replaced as follows:
““Commitment Fee” shall mean 40% (forty per cent) of the applicable Margin.”
(c) Additional Definitions
Additional definitions shall be inserted into Section 1.01 of Article I of the Credit

Agreement, as follows:
““Amendment n°3” shall mean the agreement dated [ ] November 2010 between, inter alia, the Borrower and the Lenders, amending this Agreement.”
““Supplemental Agreement Date” shall mean Effective Date as defined in the Amendment n°3 and as notified by the Facility Agent to the Borrower and the Lenders in accordance with the Amendment n°3.”
3. Section 6.02 Financial Covenants
Section 6.02 (“Financial Covenants”) of Article VI (“Negative Covenants”) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Section 6.02 Financial Covenants
The Borrower shall ensure that the financial condition of the Group shall be such that:
(a)	The ratio of (i) EBITDA to (ii) Total Interest Costs for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite such Relevant Period.

Column 1	Column 2
Any Relevant Period expiring in the
rolling 12 month period ending	Ratio
September 30, 2010	3.50: 1.00
December 31, 2010	3.50: 1.00
March 31, 2011	3.50: 1.00
June 30, 2011	3.50: 1.00
September 30, 2011	3.50: 1.00
December 31, 2011	3.50: 1.00
March 31, 2012	3.50: 1.00
June 30, 2012	3.50: 1.00
September 30, 2012	3.50: 1.00
December 31, 2012	3.50: 1.00
March 31, 2013	4.00: 1.00
June 30, 2013	4.00: 1.00
September 30, 2013	4.00: 1.00
December 31, 2013	4.00: 1.00

(b)	The Total Leverage Ratio in respect of each Relevant Period specified in Column 1 below shall not be greater than the ratio set out in Column 2 below opposite such Relevant Period.

Column 1	Column 2
Any Relevant Period expiring in the
rolling 12 month period ending	Ratio
September 30, 2010	2.75: 1.00
December 31, 2010	2.75: 1.00
March 31, 2011	2.75: 1.00
June 30, 2011	2.75: 1.00
September 30, 2011	2.75: 1.00
December 31, 2011	2.75: 1.00
March 31, 2012	2.50: 1.00
June 30, 2012	2.50: 1.00
September 30, 2012	2.50: 1.00
December 31, 2012	2.50: 1.00
March 31, 2013	2.25: 1.00
June 30, 2013	2.25: 1.00
September 30, 2013	2.25: 1.00
December 31, 2013	2.25: 1.00
(c)	The aggregate amount of Capital Expenditures made by the Group in any fiscal year should not exceed the greater of USD 750,000,000 and 50% of EBITDA for such fiscal year. “